Exhibit 15.1

August 3, 2018
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated August 3, 2018 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the “Company”), which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statements on Form S-8 dated October 12, 2012 (No. 333 - 184383), May 5, 2016 (No. 333 - 211160), October 23, 2017 (No. 333 - 221080), and May 2, 2018 (No. 333-224609) of Realogy Holdings Corp. and its subsidiaries.
Very truly yours,

/s/ PricewaterhouseCoopers LLP